EXHIBIT 99.1

FINANCIAL CONTACT: David R. Sonksen

Executive Vice President and Chief Financial Officer

Tel: (949) 221-7101

EDITORIAL CONTACT: Cliff Silver

Manager, Corporate Communications

Tel: (949) 221-7112

P R E S S   R E L E A S E

Microsemi Reports Fiscal 2004 First Quarter Results

•	First Quarter Pro Forma EPS of $0.11 Per Share Beats First Call Consensus Guidance of $0.09 Per Share
•	Net Sales in First Quarter Increase 4% over Fourth Quarter
•	Pro Forma Gross Margins Increase 230 Basis Points over Fourth Quarter
•	GAAP Gross Margins Increase 190 Basis Points over Fourth Quarter
•	Pro Forma Net Income Increases 50% over Fourth Quarter
•	GAAP Net Income Increases 50% over Fourth Quarter

Irvine, CA – (BusinessWire) – January 22, 2004—Microsemi Corporation (Nasdaq: MSCC) today reported results for its fiscal year 2004 first quarter ended December 28, 2003.

For the first quarter, net sales were $54.9 million, an increase of 20% from net sales of $45.9 million in the year-ago first quarter and an increase of 4% from net sales of $52.8 million in the fourth quarter of fiscal year 2003. First quarter pro forma net income was $3.3 million, or $0.11 per share diluted, up from $0.2 million, or $0.01 per share diluted, in the year-ago first quarter and up 50% from the $2.2 million, or $0.07 per share diluted, in the fourth quarter of fiscal year 2003. Pro forma gross margins for the first quarter were 35.1%, a 230 basis point improvement over the fourth quarter pro forma gross margin of 32.8% and a 390 basis point improvement over the 31.2% pro forma gross margin in the year ago first quarter. The improvement in gross margin in the first quarter resulted from: 1) higher gross margins on new products; 2) improved factory utilization; 3) cost savings resulting from Phase I of our consolidations program; and 4) increased revenues.

President and CEO James J. Peterson stated “Due to continuing strength in our markets our results again exceeded analyst expectations and continue to demonstrate successful execution of our plans.”

For the first quarter, Microsemi reported GAAP earnings of $2.4 million, or $0.08 per diluted share, compared to earnings of $1.6 million, or $0.05 per diluted share, in the fourth quarter of fiscal year 2003 and compared to a loss of $16.3 million, or $0.56 per share diluted, in the year-ago first quarter. As detailed in the attached “Schedule Reconciling GAAP Earnings to Pro Forma Earnings,” the GAAP loss for last year’s first quarter (fiscal year 2003) included the transition year impairment of goodwill of $14.7 million after tax, for the cumulative effect of a change in accounting principle, retroactively to September 30, 2002, in accordance with the adoption last year of SFAS 142 “Goodwill and Other Intangible Assets,” as well as amortization of acquisition related intangible assets, restructuring costs and other special charges and credits, all of which were excluded in our determination of pro forma amounts.

The book-to-bill ratio for the quarter was 1.06.

Business Outlook

The Company’s current outlook for net sales in the second quarter of fiscal year 2004 is 3 to 5 percent greater than the net sales in the first quarter. Pro forma earnings per share diluted for the second quarter are currently expected to be $0.12 to $0.14. The gross margin percentage for the second quarter is expected to increase 70 to 120 basis points over the first quarter. Excluding the effect of any restructuring charges from our consolidation program, earnings in the second quarter of fiscal year 2004, in accordance with GAAP, are expected to be $0.11 to $0.13 per share diluted, including a $0.2 million after-tax charge for amortization of acquisition-related intangible assets.

About Microsemi

Microsemi is a leading designer, manufacturer and marketer of high performance analog and mixed-signal integrated circuits and high reliability discrete semiconductors. The company’s semiconductors manage and control or regulate power, protect against transient voltage spikes and transmit, receive and amplify signals.

Microsemi’s products include individual components as well as integrated circuit solutions that enhance customer designs by improving performance and reliability, battery optimization, reducing size or protecting circuits. The principal markets the company serves include implanted medical, defense/aerospace, notebook computers and monitors, automotive and mobile connectivity applications.

More information may be obtained by contacting the company directly or by visiting its web site at http://www.microsemi.com.

PLEASE READ THE FOLLOWING FACTORS THAT CAN MATERIALLY AFFECT MICROSEMI’S FUTURE RESULTS.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Any statements set forth in the news release that are not entirely historical and factual in nature are forward-looking statements. For instance, all statements of belief and expectations are forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Potential risks and uncertainties include, but are not limited to, such factors as the difficulties regarding the making of estimates and projections, the hiring and retention of qualified personnel in a competitive labor market, acquiring and integrating new operations or assets, closing or disposing of operations or assets, rapidly changing technology and product obsolescence, the potential inability to realize cost savings or productivity gains and to improve capacity utilization, potential cost increases, weakness or competitive pricing environment of the marketplace, uncertain demand for and acceptance of the company’s products, results of in-process or planned development or marketing and promotional campaigns, changes in demand for products, difficulties foreseeing future demand, effects of limited visibility of future sales, potential non-realization of expected orders or non-realization of backlog, product returns, product liability, and other potential unexpected business and economic conditions or adverse changes in current or expected industry conditions, business disruptions, epidemics, disasters, wars or potential future effects of the tragic events of September 11, variations in customer order preferences, fluctuations in market prices of the company’s common stock and potential unavailability of additional capital on favorable terms, difficulties in implementing company strategies, dealing with environmental matters or litigation, difficulties in determining and maintaining adequate insurance coverage, difficulties protecting patents and other proprietary rights, inventory obsolescence and customer qualification of products, manufacturing facilities and processes. In addition to these factors and any other factors mentioned elsewhere in this news release, the reader should refer as well to the factors, uncertainties or risks identified in the company’s most recent Form 10-K filed on December 19, 2003 by Microsemi with the Securities and Exchange Commission. Additional risk factors may be identified from time to time in Microsemi’s future filings. Microsemi does not undertake to supplement or correct any information in this release that is or becomes incorrect.

Investor Inquiries: David R. Sonksen, Microsemi Corporation, Irvine, CA (949) 221-7101.

(Financial Tables Follow)

MICROSEMI CORPORATION

Pro Forma Consolidated Income Statements

(In thousands, except per share amounts)

	Quarter ended
	December 29, 2002	December 28, 2003

NET SALES	$45,869	$54,945
Cost of sales	31,579	35,643

GROSS MARGIN	14,290	19,302

Operating expenses:
Selling, general and administrative	9,017	9,707
Research and development	4,963	4,750

Total operating expenses	13,980	14,457

OPERATING INCOME	310	4,845
Interest and other income (expense), net	(60)	90

INCOME BEFORE INCOME TAXES	250	4,935
Provision for income taxes	82	1,629

PRO FORMA NET INCOME	$168	$3,306

Pro Forma Earnings per share:
Basic	$0.01	$0.11
Diluted	$0.01	$0.11

Common and common equivalent shares outstanding:
Basic	28,905	29,190
Diluted	29,150	30,701

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MICROSEMI CORPORATION

Schedule Reconciling GAAP Earnings to Pro Forma Earnings

(in thousands, except per share amounts)

	Quarter Ended
	December 29, 2002	December 28, 2003

GAAP NET INCOME (LOSS)	$(16,295)	$2,354

The pro forma amounts have been adjusted to exclude the following items:

Amortization of intangible assets	(323)	(302)
Restructuring charges:
Inventory write-off	(200)*	—
Workforce reduction	(686)	—
Facility and asset abandonment	(477)*	—
Facilitation costs	—	(710)*
Excess manufacturing cost	(584)*	(410)*
Goodwill impairment	(22,705)	—
Non-recurring loss on sale of asset	(428)	—

	(25,403)	(1,422)
Income tax effect	8,940	470

Net effect of adjustments to GAAP net income	(16,463)	(952)

PRO FORMA NET INCOME	$168	$3,306

* Items affecting cost of sales

Adjustment to earnings (loss) per share:
Basic	$(0.57)	$(0.03)
Diluted	$(0.57)	$(0.03)
Common and common equivalent shares outstanding:
Basic	28,905	29,190
Diluted	28,905	30,701

To supplement the consolidated financial results prepared under generally accepted accounting principles (“GAAP”), Microsemi uses a non-GAAP or pro forma measure of net income that equals GAAP net income adjusted to exclude certain costs, expenses and gains. Pro forma net income gives an indication of Microsemi’s baseline performance in regard to the operating results before gains, losses or other charges that are considered by management to be outside of Microsemi’s core operating results. In addition, pro forma net income is among the primary indicators management uses as a basis for planning and forecasting future periods. These measures are not in accordance with, or an alternative for, GAAP and may be materially different from pro forma measures used by other companies. Microsemi computes pro forma net income principally by adjusting GAAP net income with the impact of acquisition-related charges, restructuring charges, and non-recurring charges and credits.

MICROSEMI CORPORATION

Unaudited Consolidated Income Statements

(In thousands, except per share amounts)

	Quarter ended
	December 29, 2002	December 28, 2003

NET SALES	$45,869	$54,945
Cost of sales	32,840	36,763

GROSS MARGIN	13,029	18,182

Operating expenses:
Selling, general and administrative	9,017	9,707
Research and development	4,963	4,750
Amortization of intangible assets	323	302
Restructuring charges	686	—
Loss on sale of asset	428	—

Total operating expenses	15,417	14,759

OPERATING INCOME (LOSS)	(2,388)	3,423
Interest and other income (expense), net	(60)	90

INCOME (LOSS) BEFORE INCOME TAXES	(2,448)	3,513
Provision (benefit) for income taxes	(808)	1,159

Income (loss) before cumulative effect of a change in accounting principle	(1,640)	2,354
Cumulative effect of a change in accounting principle, net of income taxes	(14,655)	—

NET INCOME (LOSS)	$(16,295)	$2,354

Basic and Diluted earnings (loss) per share:
Earnings (loss) before cumulative effect of a change in accounting principle	$(0.05)	$0.08
Cumulative effect of a change in accounting principle	$(0.51)	$—

Earnings (loss) per share	$(0.56)	$0.08

Common and common equivalent shares outstanding:
Basic	28,905	29,190
Diluted	28,905	30,701

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MICROSEMI CORPORATION

Condensed Unaudited Consolidated Balance Sheets

(in thousands)

	September 28, 2003	December 28, 2003

ASSETS
Current Assets:
Cash and cash equivalents	$29,353	$35,617
Accounts receivable, net	28,866	28,874
Inventories	53,679	53,759
Deferred income taxes	5,239	5,239
Other Current assets	1,234	1,507

Total current assets	118,371	124,996

Property and equipment, net	62,973	61,992
Deferred income taxes	10,162	10,162
Goodwill	3,258	3,258
Other intangible assets, net	6,622	6,319
Other assets	4,257	4,316

TOTAL ASSETS	$205,643	$211,043

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities	$31,203	$32,432
Long-term debt	449	436
Other long-term liabilities	4,131	4,067
Shareholders’ equity	169,860	174,108

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$205,643	$211,043

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